[letterhead of Barton, Schneider & Russell, L.L.P.]

EXHIBIT 5.1

June 17, 2004

The Exploration Company of Delaware, Inc.
500 North Loop 1604 East, Suite 250
San Antonio, Texas 78232

Attention: Mr. James E. Sigmon, President

Ladies and Gentlemen:

          We have acted as counsel for The Exploration Company of Delaware, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to 9,229,347 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company which may be sold by the Selling Shareholders identified therein. We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in our opinion the 9,229,347 shares of Common Stock which may be sold by the Selling Shareholders pursuant to the Registration Statement have been duly and validly authorized by the Company and, when sold by the Selling Shareholders, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1993.

Respectfully submitted,

BARTON, SCHNEIDER & RUSSELL, L.L.P.

/s/ M.F. Russell
M. Frank Russell
For the Firm